                                                                EXHIBIT 2.3



                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION


IN RE:                        )
                              )
MTS PACKAGING SYSTEMS, INC.,  )    CASE NO: 96-00077-8
                              )    CHAPTER 11
                              )

IN RE:                        )
                              )
MEDICAL TECHNOLOGY            )    CASE NO: 96-00078-8G1
LABORATORIES, INC.,           )    CHAPTER 11
                              )
         DEBTORS.             )



            FIRST AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION
             UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE



DATED:  July 12, 1996


                                 Domenic L. Massari, III, Esq.
                                 Massari & Bell, P.A.
                                 Florida Bar No.: 0238988
                                 One Urban Centre, Suite 875
                                 4830 West Kennedy Boulevard
                                 Tampa, Florida 33609
                                 (813) 282-3255

                                 Attorneys for
                                 MTS PACKAGING SYSTEMS, INC.
                                 and
                                 MEDICAL TECHNOLOGY
                                 LABORATORIES, INC.

                              TABLE OF CONTENTS



INTRODUCTION                                                         1

ARTICLE I               DEFINITIONS AND INTERPRETATION               2
A. Definitions                                                       2
   1.      Administrative Claim                                      2
   2.      Affiliated Entities                                       2
   3.      Allowed                                                   2
   4.      Allowed                                                   2
   5.      Allowed Administrative Claim                              2
   6.      Ballot Date                                               2
   7.      Bankruptcy Code                                           2
   8.      Bankruptcy Court                                          2
   9.      Bankruptcy Rules                                          2
   10.     Bar Date                                                  3
   11.     Business Day                                              3
   12.     Cart-Ware                                                 3
   13.     Cash                                                      3
   14.     Causes of Action                                          3
   15.     Chapter 11 Cases                                          3
   16.     Claim                                                     3
   17.     Closing                                                   3
   18.     Closing Date                                              3
   19.     Collateral                                                3
   20.     Confirmation Date                                         3
   21.     Confirmation Hearing                                      3
   22.     Confirmation Order                                        3
   23.     Contested                                                 3
   24.     Debtors                                                   4
   25.     Disallowed                                                4
   26.     Disclosure Statement                                      4
   27.     Effective Date                                            4
   28.     Equity Interest                                           4
   29.     Estate                                                    4
   30.     Estate Assets                                             4
   31.     Fee Application                                           4
   32.     Fee Claim                                                 4
   33.     Filing Date                                               4
   34.     Final Order                                               4
   35.     Joint Plan                                                4
   36.     Labs                                                      4
   37.     Lien                                                      5
   38.     Loan Documents                                            5
   39.     Major Default                                             5
   40.     MMS                                                       5
   41.     MMT                                                       5
   42.     MTS                                                       5
   43.     MTS Mortgage                                              5
   44.     Objection Deadline                                        5
   45.     Other Secured Claim                                       5
   46.     Packaging                                                 5
   47.     Patent Assignment                                         5
   48.     Person                                                    5

   49.     Performance Pharmacy                                       5
   50.     Plan Documents                                             5
   51.     Plan Documents Order                                       5
   52.     Plan Note I                                                5
   53.     Plan Note II                                               7
   54.     Priority Non-Tax Claim                                     7
   55.     Priority Tax Claim                                         8
   56.     Professional Persons                                       8
   57.     Pro Rata Share                                             8
   58.     Reorganized Debtors                                        8
   59.     Schedules                                                  8
   60.     Secured Claim                                              8
   61.     Siegel                                                     8
   62.     Siegel Family Partnership                                  8
   63.     Siegel Guaranty                                            8
   64.     Software Companies                                         8
   65.     SouthTrust                                                 8
   66.     SouthTrust Claim                                           8
   67.     Tampa Pathology                                            8
   68.     Tampa Pathology Claim                                      8
   69.     Tampa Pathology Motion                                     8
   70.     Unsecured Claim                                            9
   71.     Vangard Labs                                               9
   72.     Vangard Mortgage                                           9
   73.     Vangard Plan                                               9


B. Application of Definitions and Rules of Construction
   Contained in the Bankruptcy Code                                   9

ARTICLE II      CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS         9

A. Claims and Equity Interests Classified                             9

B. Administrative Claims and Priority Tax Claims                      9

C. Claims and Equity Interests                                        9
   1.      Class 1A: Priority Non-Tax Claims against Packaging        9
   2.      Class 1B: Priority Non-Tax Claims against Labs            10
   3.      Class 2: SouthTrust Bank Claim                            10
   4.      Class 3: Other Secured Claims                             10
   5.      Class 4: Tampa Pathology Claim against Labs               10
   6.      Class 5: Unsecured Claims against Packaging               10
   7.      Class 6: Unsecured Claims against Labs                    10
   8.      Class 7: Subordinated Claims                              10
   9.      Class 8: Equity Interests                                 10

D. Separate Classification of Other Secured Claims                   10

ARTICLE III   IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS
                     AND EQUITY INTERESTS                            10

A. Unimpaired Classes of Claims and Equity Interests                 10

B. Impaired Classes of Claims                                        10

C. Impairment Controversies                                          10

ARTICLE IV     PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY
                    INTERESTS CLASSIFIED IN THE JOINT PLAN           10

A. Class 1A (Priority Non-Tax Claims against Packaging)              11

B. Class  1B (Priority Non-Tax Claims against Labs)                  11

C. Class 2 (SouthTrust Claim)                                        11

D. Class 3 (Other Secured Claims)                                    12

E. Class 4 (Tampa Pathology Claim against Labs)                      12

F. Class 5 (Unsecured Claims against Packaging)                      12

G. Class 6 (Unsecured Claims against Labs)                           13

H. Class 7 (Subordinated Claims)                                     13

I. Class 8 (Equity Interests)                                        13

ARTICLE V    PROVISIONS FOR TREATMENT OF UNCLASSIFIED
               CLAIMS                                                13

A. Administrative Claims                                             13

   1.   Time for Filing Administrative Claims                        13
   2.   Time for Filing Fee Claims                                   14
   3.   Allowance of Administrative Claims                           14
   4.   Payment of Allowed Administrative Claims                     14

B. Priority Tax Claims                                               14

ARTICLE VI   ACCEPTANCE OR REJECTION OF THE JOINT PLAN:
                  EFFECT OF REJECTION BY ONE OR MORE CLASSES
                  OF CLAIMS OR EQUITY INTERESTS                      14

A. Classes Entitled to Vote                                          14

B. Class Acceptance Requirement                                      14

ARTICLE VII   MEANS FOR IMPLEMENTATION OF THE JOINT PLAN             15

A. Allowance of Claims                                               15

B. Restructure of SouthTrust Debt                                    15

C. Operation of the Debtors                                          15

D. Vesting                                                           15

E. Income Tax Refund                                                 15

F. Compromise and Settlement Between Labs and Tampa Pathology        15

G. Payment by MTS to Retain Equity Interests; Issuance of MTS Debentures       15

ARTICLE VIII   PROVISIONS GOVERNING DISTRIBUTIONS                              16

A. Date of Distributions                                                       16

B. Distributions to be Made by Debtors                                         16

C. Means of Cash Payment                                                       16

D. Delivery of Distributions                                                   16

E. Distributions Under Five Dollars                                            16

F. Time Bar to Cash Payments                                                   17

G. Disposition of Undeliverable Funds                                          17

ARTICLE IX     PROCEDURES FOR RESOLVING AND TREATING
                  CONTESTED CLAIMS                                             17

A. Objection Deadline                                                          17

B. No Distributions Pending Allowance                                          17

C. Distributions After Allowance                                               17

ARTICLE X      TREATMENT OF EXECUTORY CONTRACTS AND
                  UNEXPIRED LEASES                                             17

A. Rejected If Not Assumed                                                     17

B. Bar to Rejection Damages                                                    18

ARTICLE XI     CONDITIONS TO CONFIRMATION                                      18

ARTICLE XII    WAIVER OF CERTAIN RIGHTS                                        18

ARTICLE XIII   MISCELLANEOUS PROVISIONS                                        19

A. Notice of Entry of Confirmation Order and Relevant Dates                    19

B. Compliance with Tax Requirements                                            19

C. Compliance with All Applicable Laws                                         19

D. Discharge of Claims                                                         19

E. Effect of Confirmation Order                                                19

F. No Discharge of Non-Debtor Obligations                                      20

G. Payment of Statutory Fees                                                   20

H. Binding Effect                                                              20

I. Notices                                                                     20

J. Governing Law                                                               20

K. Transfer Taxes                                                              20

ARTICLE XIV    RETENTION OF JURISDICTION                                       21

A. Retention of Jurisdiction                                                   21

B. Modification of the Joint Plan                                              22

                                    EXHIBITS



 A    Patent Registrations and Applications

 B    Executory Contracts and Leases to be Assumed

            FIRST AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION
             UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE


     Pursuant to section 1121(a) of the Bankruptcy Code, MTS Packaging Systems, Inc. and Medical Technology Laboratories, Inc. ("Debtors") propose the following First Amended and Restated Joint Plan of Reorganization ("Joint Plan") in their bankruptcy cases.


                                  INTRODUCTION


     On September 23, 1993, the Debtors, together with the Debtors' parent corporation, Medical Technology Systems, Inc. ("MTS"), certain other subsidiaries of MTS and Todd E. Siegel, entered into an Amended and Restated Loan and Security Agreement with SouthTrust Bank of Alabama, National Association ("SouthTrust"). Pursuant to the Amended and Restated Loan and Security Agreement and the other Loan Documents, as defined below, the Debtors and the other members of the Borrowing Group (as defined therein), jointly and severally, owed SouthTrust in excess of $28,000,000, as of the Filing Date. The indebtedness evidenced by the Loan Documents is secured by all Estate Assets, as defined below, and by all other collateral of the other members of the Borrowing Group described in the Loan Documents.

     This Joint Plan is being filed by the Debtors jointly in order to, among other things, (i) facilitate the restructuring of the indebtedness evidenced by the Loan Documents, (ii) amend and restate the Loan Documents in the manner set forth in the Plan Documents (as defined below), which will be executed and delivered by the Debtors, MTS, all other subsidiaries of MTS and Todd E. Siegel, and (iii) establish the separate treatment of all other Claims against the Debtors. Pursuant to this Joint Plan, the Debtors, MTS and all other subsidiaries of MTS will execute and deliver amended and restated promissory notes, designated in this Joint Plan as "Plan Note I and II", in the aggregate Stated Principal Amount of $28,257,857.67. As specified in this Joint Plan and in the Plan Documents, however, under certain circumstances (including, without limitation, the full and complete compliance with all of the terms and conditions of the Plan Documents), the Debtors, MTS and the other subsidiaries of MTS may satisfy Plan Note I and Plan Note II upon payment to SouthTrust of
(i) all of the proceeds from the sale of Vangard Labs, Inc. pursuant to its plan of reorganization, (ii) pending such sale, all of the excess cash flow generated by Vangard Labs, Inc., (iii) upon Plan Note II, $250,000.00 on the Closing Date and either $500,000.00 within six months thereafter or monthly cash flow payments totaling $750,000.00, (iv) $15,000,000, plus accrued interest thereon under Plan Note I, (v) a portion of the proceeds, as specified in this Joint Plan and the Vangard Plan, of all Causes of Action, and (vi) a portion of the proceeds derived from Capital Transactions, as defined in the Plan Documents.

     Despite the fact that this Joint Plan is filed jointly, the creditors of Packaging and Labs, other than SouthTrust, may receive different treatment under the Joint Plan. Likewise, although this Joint Plan is a joint plan of reorganization for both of the Debtors, the assets of the Debtors, and the treatment and payment of most Claims (and in particular, unsecured Claims) against the Debtors, are in fact separate. Each Creditor must look only to the specific Debtor to whom its Claim relates for payment and satisfaction of such creditor's Claim.

     The legal effect of confirmation of this Joint Plan will be to confirm a separate plan of reorganization for each of Packaging and Labs. Other than SouthTrust, to whom the Debtors are obligated jointly and severally, the creditors of Packaging will obtain under the Joint Plan specific rights against Packaging only, and the creditors of Labs will obtain under the Joint Plan specific rights against Labs only.

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION


A. DEFINITIONS.

     The capitalized terms used herein shall have the respective meanings set forth below:

     1. "ADMINISTRATIVE CLAIM" shall mean a Claim incurred by the Debtors (or their Estates) on or after the Filing Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, Claims, Fee Claims, Claims for cure payments under section 365(a)(1) of the Bankruptcy Code, obligations incurred after the Filing Date by Debtors in the ordinary course of business, any actual and necessary expenses of preserving the Estate Assets, any fees or charges assessed against the Debtors' Estates under section 1930, chapter 123 of title 28 of the United States Code, and other Claims as ordered by the Bankruptcy Court.

     2. "AFFILIATED ENTITIES" shall mean Medical Technology Systems, Inc., Vangard Pharmaceutical Packaging, Inc., Vangard Labs, Inc., Clearwater Medical Services, Inc., MTS Sales & Marketing, Inc., Cart-Ware, Inc., Performance Pharmacy Systems, Inc., Medication Management Technologies, Inc., Medication Management Systems, Inc., and Systems Professionals, Inc.

     3. "ALLOWED" when used with respect to any Claim, except for a Claim that is an Administrative Claim, shall mean a Claim (i) to the extent it is not a Contested Claim as of the Effective Date; or (ii) to the extent it is a Contested Claim as of the Effective Date, proof of which was timely filed with the Bankruptcy Court, and (a) as to which no objection was filed by the Objection Deadline, unless such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become allowed until determined by Final Order of such other forum and allowed by Final Order of the Bankruptcy Court; (b) as to which an objection was filed by the Objection Deadline, to the extent allowed by a Final Order; or (c) which otherwise becomes an Allowed Claim as provided in the Joint Plan. In the event a proof of claim is filed by a creditor for an amount less than the amount set forth in the Schedules then the amount set forth in the proof of claim shall constitute the maximum amount of such creditor's Allowed Claim.

     4. "ALLOWED" when used with respect to any Equity Interest shall mean an Equity Interest, proof of which was timely and properly filed or, if no proof of interest was filed, which has been listed by the Debtors on their Schedules as liquidated in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been filed by the Objection Deadline or as to which any objection has been filed by the Objection Deadline, to the extent allowed by Final Order or as may therein be determined by Order of the Bankruptcy Court.

     5. "ALLOWED ADMINISTRATIVE CLAIM" shall mean an Administrative Claim that is allowed pursuant to the procedures set forth in Article V of the Joint Plan.

     6. "BALLOT DATE" shall mean the date set by the Bankruptcy Court when all ballots to accept or reject this Joint Plan must be filed with the clerk of the Bankruptcy Court.

     7. "BANKRUPTCY CODE" shall mean title 11 of the United States Code, as now in effect or as amended.

     8. "BANKRUPTCY COURT" shall mean the United States Bankruptcy Court for the Middle District of Florida, or such other court having jurisdiction over the Chapter 11 Cases.

     9. "BANKRUPTCY RULES" shall mean the Federal Rules of Bankruptcy Procedure which govern the forms of process, writs, pleadings, and motions, and the practice and procedure in cases under the Bankruptcy Code, as prescribed by the United States Supreme Court pursuant to 28 U.S.C. Section 2075, and the Local Rules of the Bankruptcy Court.

     10. "BAR DATE" shall mean the date fixed by order of the Bankruptcy Court by which a proof of claim must be filed against the Debtors with the clerk of the Bankruptcy Court; to wit, ______________, 1996. With respect to damages resulting from the rejection of an executory contract or unexpired lease under the Joint Plan, the Bar Date shall mean the date which is thirty (30) days following the entry of the Confirmation Order in accordance with Article XI.B of the Joint Plan.

     11. "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a legal holiday as defined in Bankruptcy Rule 9006(a).

     12. "CART-WARE" shall mean Cart-Ware, Inc., one of the Affiliated
Entities.

     13. "CASH" shall mean legal tender of the United States of America or cash equivalents.

     14. "CAUSES OF ACTION" means all causes of action of any kind held at any time by the Debtors or any of the Affiliated Entities arising before the Closing Date against any party or parties, including, without limitation, any rights arising under sections 542, 544, 545, 547, 548, 549 or 550 of the Bankruptcy Code.

     15. "CHAPTER 11 CASES" shall mean the Debtors' cases under Chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court and styled In re Medical Technology Laboratories, Inc., Case No. 96-00078 and In re MTS Packaging Systems, Inc., Case No. 96-00077.

     16. "CLAIM" shall mean (a) any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; or
(c) any Lien against the Estate Assets.

     17. "CLOSING" shall mean the consummation of the transactions among the Debtors, the Affiliated Entities and SouthTrust in connection with the amendment and restatement of the Loan Documents in the manner provided in the Plan Documents, and at which the Plan Documents to be executed and delivered by such parties under this Joint Plan shall be executed and delivered.

     18. "CLOSING DATE" shall mean the date on which the Closing occurs, which shall be (a) the Confirmation Date, (b) at SouthTrust's election, two business days after the conditions described in Article XI, Sections 2, 3 and 4 of this Joint Plan are satisfied or waived in writing by SouthTrust, or (c) such other date as SouthTrust and the Debtors shall agree in writing.

     19. "COLLATERAL" shall mean all Estate Assets and all assets of the Affiliated Entities.

     20. "CONFIRMATION DATE" shall mean the date on which the Confirmation Order becomes a Final Order.

     21. "CONFIRMATION HEARING" shall mean the hearing held by the Bankruptcy Court, as it may be continued from time to time, at which the Debtors shall seek confirmation of the Joint Plan.

     22. "CONFIRMATION ORDER" shall mean the order of the Bankruptcy Court confirming the Joint Plan in accordance with Chapter 11 of the Bankruptcy Code.

     23. "CONTESTED" when used with respect to a Claim, shall mean a Claim (i) that is listed in the Schedules as disputed, contingent or unliquidated; (ii) that is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim exceeds the scheduled amount; (iii) that is not listed in the Schedules, but as to which a proof of claim has been filed with the Bankruptcy Court; or (iv) as to which an objection has been filed before the Objection Deadline;

provided, that a Claim that is Allowed by Final Order, or pursuant to the Joint Plan, on or before the Objection Deadline, shall not be a Contested Claim to the extent such Claim is Allowed.

     24. "DEBTORS" shall mean Medical Technology Laboratories, Inc. and MTS Packaging Systems, Inc.

     25. "DISALLOWED" when used with respect to a Claim, shall mean a Claim to the extent 10 days has expired since it has been disallowed by order of the Bankruptcy Court, unless proper application for a stay of such order has been made within such 10 day period, in which case the Claim shall be disallowed 30 days after entry of the order disallowing such Claim, unless prior to the expiration of such period, a stay is obtained with respect to the order disallowing the Claim.

     26. "DISCLOSURE STATEMENT" shall mean the Disclosure Statements pursuant to section 1125 of the Bankruptcy Code filed by the Debtors in the Chapter 11 Cases, as approved by Orders of the Bankruptcy Court.

     27. "EFFECTIVE DATE" shall mean the tenth Business Day following the date upon which the Confirmation Order becomes a Final Order.

     28. "EQUITY INTEREST" shall mean any share or other instrument evidencing an ownership interest in the Debtors, whether or not transferable or denominated "stock", or similar security, and any warrant or right, other than a right to convert, to purchase, sell, or subscribe to a share, security, or interest in the Debtors, or any other obligation of the Debtors determined to be an Equity Interest by the Bankruptcy Court.

     29. "ESTATE" shall mean the estates created with respect to the Debtors pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

     30. "ESTATE ASSETS" shall mean all of the assets that are included in the Estates of the Debtors, including Causes of Action.

     31. "FEE APPLICATION" shall mean an application of a Professional Person under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Cases.

     32. "FEE CLAIM" shall mean a Claim under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Cases.

     33. "FILING DATE" shall mean the date on which the voluntary petition was filed by the Debtors commencing the Chapter 11 Cases; to wit; January 3, 1996.

     34. "FINAL ORDER" shall mean (i) an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehearing shall have been waived in writing in form and substance satisfactory to SouthTrust or, (ii) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure, as made applicable by Rule 9024 of the Bankruptcy Rules, may be filed with respect to such order.

     35. "JOINT PLAN" shall mean this Joint Plan of Reorganization filed and proposed by the Debtors.

     36. "LABS" shall mean Medical Technology Laboratories, Inc., a debtor herein.

     37. "LIEN" shall have the meaning assigned to it in section 101(37) of the Bankruptcy Code.

     38. "LOAN DOCUMENTS" shall mean the Amended and Restated Loan and Security Agreement dated September 28, 1993 among SouthTrust, the Debtors, the Affiliated Entities and Todd E. Siegel, as amended prior to the Filing Date, and all promissory notes, guaranties, collateral and security agreements and all other ancillary agreements, documents and instruments executed and delivered in connection therewith or pursuant thereto.

     39. "MAJOR DEFAULT" shall mean an event of default under Plan Note I, Plan
Note II or the related Plan Documents as defined in the Loan Agreementd.

     40. "MMS" shall mean Medication Management Systems, Inc., one of the Affiliated Entities.

     41. "MMT" shall mean Medication Management Technologies, Inc., one of the Affiliated Entities.

     42. "MTS" shall mean Medical Technology Systems, Inc., the sole shareholder of the Debtors.

     43. "MTS MORTGAGE" shall mean the second mortgage in favor of SouthTrust on real property located in Glasgow, Kentucky and owned by MTS, to be executed and delivered by MTS on the Closing Date.

     44. "OBJECTION DEADLINE" shall mean the date that is the thirtieth (30th) day following the Confirmation Date, or such other date as may be ordered by the Bankruptcy Court.

     45. "OTHER SECURED CLAIM" shall mean a Secured Claim other than the SouthTrust Secured Claim.

     46. "PACKAGING" shall mean MTS Packaging Systems, Inc., a debtor herein.

     47. "PATENT ASSIGNMENT" shall mean the assignment of the patents and patent applications listed or described in the Settlement Agreement hereto, as additional collateral for the Plan Note, in form and substance acceptable to SouthTrust, which shall be filed of record with the U.S. Patent and Trademark Office.

     48. "PERSON" shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

     49. "PERFORMANCE PHARMACY" shall mean Performance Pharmacy Systems, Inc., one of the Affiliated Entities.

     50. "PLAN DOCUMENTS" shall mean the documents that aid in effectuating and implementing the Plan, including but not limited to, Plan Note I, Plan Note II, the Siegel Guaranty, the Stock Pledge, the Patent Assignment, the MTS Mortgage, the Vangard Mortgage and all documents, agreements and instruments which amend, restate, or amend and restate the Loan Documents, all of which shall be executed and delivered on the Closing Date. The Plan Documents shall be submitted to the Bankruptcy Court at least fifteen (15) days prior to commencement of the Confirmation Hearing, for approval by the Bankruptcy Court contemporaneously with confirmation of this Joint Plan.

     51. "PLAN DOCUMENTS ORDER" shall mean the order of the Bankruptcy Court approving the Plan Documents as described in Article XI, Sections 1 and 3 of this Joint Plan.

     52. "PLAN NOTE I" shall mean the amended and restated promissory note to be executed and delivered by the Debtors and all Affiliated Entities on the Closing Date, having a Stated Principal Amount of $27,257,857.67 and an Amortization Principal Amount of $15,000,000, under which, among other things:

         (a) Accrued interest on the Amortization Principal Amount, at the rate of 7.5% per annum, from the date of entry of the Confirmation Order to the Closing Date will be paid on the Closing Date;

         (b) Monthly payments of accrued interest, at the rate of 7.5% per annum, on the outstanding balance of the Amortization Principal Amount will be due and payable on the first day of each calendar month, commencing on the first day of the first full calendar month following the Closing Date, through the twenty-fourth (24th) month following the Closing Date;

         (c) The outstanding balance of the Amortization Principal Amount will be amortized, based on a twenty-year amortization at the rate of 7.5% per annum, with monthly payments of principal and accrued interest in equal monthly installments over an eight (8) year period, commencing on the first day of the twenty-fifth (25th) month following the Closing Date, and on the first day of each calendar month thereafter, with all remaining principal and interest being due and payable on the first day of the first full calendar month following the tenth (10th) anniversary of the Closing Date;

         (d) In the event of a Capital Transaction (as defined in the Plan Documents) with respect to Labs, or application of principal payments as described in paragraph (i), below, Labs will be released from liability under Plan Note I, except for amounts becoming due under paragraph (g) below and amounts becoming due on account of Causes of Action (and its assets and capital stock released from the security interests therein granted in the Plan Documents) upon the payment to SouthTrust of $2,000,000 of the proceeds from such Capital Transaction (less the amount credited under paragraph (i), below), provided that no event of default under the Plan Documents shall have occurred and be continuing;

         (e) In the event of a Capital Transaction (as defined in the Plan Documents) with respect to any one or more of the Software
      Companies, or application of principal payments as described in paragraph (i), below, all of the Software Companies will be released from liability under Plan Note I, except for amounts becoming due under paragraph (g) below and amounts becoming due on account of Causes of Action (and their assets and capital stock released from the security interests therein granted in the Plan Documents) upon the payment to SouthTrust of $1,000,000 of the proceeds from such Capital Transaction (less the amount credited under paragraph (i), below), provided that no event of default under the Plan Documents shall have occurred and be continuing;

         (f) Any sums paid to SouthTrust under clauses (d) or (e) of this definition shall be applied against accrued and unpaid interest on the Amortization Principal Amount and then to such Amortization Principal Amount;

         (g)  In the event of a Capital Transaction as described in clause
      (d) or (e) above, SouthTrust will be paid a premium over the amounts set forth therein as follows: (i) if the Capital
      Transaction occurs in the first year of the term of Plan Note I, a premium of 50% of the Net Proceeds (as defined in the Plan Documents) from such Capital Transaction, (ii) if the Capital Transaction occurs in the second year of the term of Plan Note I, a premium of 40% of the Net Proceeds from such Capital
      Transaction, (iii) if the Capital Transaction occurs in the third year of the term of Plan Note I, a premium of 30% of the Net Proceeds from such Capital Transaction, (iv) if the Capital Transaction occurs in the fourth year of the term of Plan Note I, a premium of 20% of the Net Proceeds from such Capital
      Transaction, and (v) if the Capital Transaction occurs in the fifth year of the term of Plan Note I, a premium of 10% of the Net Proceeds from such Capital Transaction;

         (h) The following amounts, when paid to SouthTrust will be applied against the difference between the Amortization Principal Amount and the Stated Principal Amount: (i) the Net Sales Proceeds paid to SouthTrust from the sale of the Vangard Assets (as defined in the Vangard Plan), after repayment in full of all outstanding amounts owed by Vangard Labs to

      SouthTrust under certain post-petition financing provided by SouthTrust to Vangard Labs, (ii) the premium payments to SouthTrust made under clause (g) of this definition, and (iii) proceeds payable to SouthTrust from Causes of Action; and

         (i) Payments of the Amortization Principal Amount made to SouthTrust as described in subparagraph (c) above will be credited against the release prices described in subparagraphs (d) and (e) above, as follows: an amount equal to 75% of principal payments made will be credited (i) first, against the release price described in subparagraph (e) until an aggregate of $1,000,000 in principal payments have been applied to satisfy the release price set forth in paragraph (e), and (ii) then, against the release price described in subparagraph (d) until an aggregate of $2,000,000 in additional principal payments have been applied to satisfy the release price set forth in subparagraph (d).

Plan Note I will be secured by all Estate Assets and all other Collateral described in the Loan Documents and the Plan Documents, will be unconditionally guaranteed pursuant to the Siegel Guaranty, and will provide that any default or event of default under Plan Note II will constitute an event of default under Plan Note I. In addition, Plan Note I and the related Plan Documents will contain provisions, in form and substance acceptable to SouthTrust in all respects, under which the Debtors and the Affiliated Entities will waive certain rights to object or seek to stop or stay any foreclosure upon any Major Default and the expiration of any applicable cure period, and will consent to the grant of relief from the automatic stay in any future bankruptcy case, all as described in Article XII of this Joint Plan.

     53. "PLAN NOTE II" shall mean the amended and restated promissory note to be executed and delivered by the Debtors and all Affiliated Entities on the Closing Date, having an original principal amount of $1,000,000, under which, among other things:

           (a) Commencing 6 months after the closing date, the Debtors and the Affiliated Entities shall pay to SouthTrust on a monthly basis 15% of their Excess Cash Flow, as defined in Plan Note II, until (i) the principal amount of Plan Note II has been paid in full, or (ii) the fifth anniversary of the date payments commence, whichever occurs first;

           (b) The following amounts, when paid to SouthTrust, will be applied against the outstanding principal of Plan Note II: (i) the payment described in Article IV, Section C.1(d) of the Joint Plan, and (ii) the tax refund proceeds described in Article IV, Section C.1(e) of the Joint Plan;

           (c) In the event that the payment described in Article IV, Section C.1(d) is paid when due on the Closing Date and the payment described in Article IV, Section C.2 in the amount of at least $500,000 or any combination of the two totalling $750,000 is made to SouthTrust on or prior to the date which is six (6) months after the Closing Date, then Plan Note II will be deemed fully satisfied and will be cancelled; and

           (d) In the event that Labs or the Software Companies are released from its or their obligations under Plan Note I, as described in the definition of Plan Note I, such entity or entities shall also be released from its or their obligations under Plan Note II.

Plan Note II will be secured by all Estate Assets and by all other collateral described in the Loan Documents and the Plan Documents, will provide that any default or event of default under Plan Note I will constitute an event of default under Plan Note II, and in all other respects will contain similar provisions to those contained in Plan Note I.

     54. "PRIORITY NON-TAX CLAIM" shall mean any Claim accorded priority in right of payment under Section 507(a)(3)(4)(6) or (7) of the Bankruptcy Code.

     55. "PRIORITY TAX CLAIM" shall mean a Claim of a governmental unit of the kind specified in Section 507(a)(8) of the Bankruptcy Code.

     56. "PROFESSIONAL PERSONS" shall mean Persons retained or to be compensated pursuant to Sections 327, 328, 330, 503(b), and 1103 of the Bankruptcy Code.

     57. "PRO RATA SHARE" shall mean the proportion that the amount of an Allowed Claim in a particular class of Claims bears to the aggregate amount of all Claims in such class of Claims, including Contested Claims, but not including Disallowed Claims.

     58. "REORGANIZED DEBTORS" means the Debtors as they may exist after the Confirmation Date.

     59. "SCHEDULES" shall mean the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors as required by Section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules may from time to time have been amended prior to the filing of this Joint Plan.

     60. "SECURED CLAIM" shall mean (i) a Claim secured by a Lien on Estate Assets, but only to the extent of the value of the Collateral that secures payment of the Claim; or (ii) a Claim allowed under the Joint Plan as a Secured Claim.

     61. "SIEGEL" shall mean Todd E. Siegel, an individual.

     62. "SIEGEL FAMILY PARTNERSHIP" shall mean Siegel Family Limited Partnership, a Florida limited partnership.

     63. "SIEGEL GUARANTY" shall mean the Guaranty to be executed and delivered by Mr. Todd E. Siegel on the Closing Date to SouthTrust unconditionally guaranteeing all of the Debtors' and the Affiliated Entities' obligations and liabilities to SouthTrust under Plan Note I and Plan Note II.

     64. "SOFTWARE COMPANIES" shall mean Performance Pharmacy, Cart-Ware, MMS and MMT.

     65. "SOUTHTRUST" shall mean SouthTrust Bank of Alabama, National Association, a national banking association.

     66. "SOUTHTRUST CLAIM" shall mean the Claim held by SouthTrust against the Debtors in the amount of $28,257,857.67, which is secured by Liens on all Estate Assets and by all other collateral described in the Loan Documents.

     67. "TAMPA PATHOLOGY" shall mean Independent Clinical Laboratories, Inc., a Florida corporation d/b/a Tampa Pathology Laboratory.

     68. "TAMPA PATHOLOGY CLAIM" shall mean the Claim asserted by Tampa Pathology against Labs, which is based upon amounts claimed to be due and owing under that certain Purchase Agreement between Labs and Tampa Pathology, dated as of March 17, 1995, and which is more particularly described in the proof of claim filed by Tampa Pathology.

     69. "TAMPA PATHOLOGY MOTION" shall mean the joint motion for approval of compromise and settlement of claims, filed (or to be filed not less than 30 days prior to the Confirmation Hearing) with the Bankruptcy Court by Labs and Tampa Pathology, pursuant to which Labs and Tampa Pathology request the Bankruptcy Court's approval of a compromise and settlement of the Tampa Pathology Claim.

     70. "UNSECURED CLAIM" shall mean any Claim other than the SouthTrust Claim, Other Secured Claims, Administrative Claims, Priority Tax Claims and Priority Non-Tax Claims.

     71. "VANGARD LABS" shall mean Vangard Labs, Inc.

     72. "VANGARD MORTGAGE" shall mean the second mortgage in favor of SouthTrust on real property located in Glasgow, Kentucky, and owned by Vangard Labs to be executed and delivered by Vangard Labs, Inc. on the Closing Date.

     73. "VANGARD PLAN" shall mean the Liquidating Plan filed and proposed by Vangard in Case No. 96-02054-8G1.

B. APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION
     CONTAINED IN THE BANKRUPTCY CODE.

     Words and terms defined in Section 101 of the Bankruptcy Code shall have the same meaning when used in the Joint Plan, unless a different definition is given in the Joint Plan. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Joint Plan.

C. EXHIBITS AND PLAN DOCUMENTS.

     All Exhibits to the Joint Plan, and all Plan Documents, whether or not attached as Exhibits to the Joint Plan, are incorporated into and are a part of the Joint Plan as if set forth in full herein.


                                   ARTICLE II

                               CLASSIFICATION OF
                          CLAIMS AND EQUITY INTERESTS


A. CLAIMS AND EQUITY INTERESTS CLASSIFIED.

     For purposes of organization, voting, and all confirmation matters, except as otherwise provided herein, all Claims (except for Administrative Claims and Priority Tax Claims), and all Equity Interests shall be classified as set forth in Article II of the Joint Plan. A Claim or Equity Interest is classified in a particular class only to the extent that the Claim or Equity Interest qualifies within the description of that class and is classified in other classes to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other classes. A Claim or Equity Interest is also classified within a particular class only to the extent that such Claims or Equity Interests is an Allowed Claim or an Allowed Equity Interest in that class and has not been paid, released or otherwise satisfied prior to the Effective Date.

B. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS.

     As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims shall not be classified for purposes of voting or receiving distributions under the Joint Plan. Rather, all such Claims shall be treated separately as unclassified Claims pursuant to the terms set forth in
Article V of this Joint Plan.

C. CLAIMS AND EQUITY INTERESTS.

   The Joint Plan classifies the Claims and Equity Interests as follows:


   1.   Class 1A:  Priority Non-Tax Claims against Packaging.

     2.   Class 1B:  Priority Non-Tax Claims Against Labs.

     3.   Class 2:   SouthTrust Bank Claim

     4.   Class 3:   Other Secured Claims.

     5.   Class 4:   Tampa Pathology Claim against Labs.

     6.   Class 5:   Unsecured Claims against Packaging.

     7.   Class 6:   Unsecured Claims against Labs.

     8.   Class 7:   Subordinated Claims.

     9.   Class 8:   Equity Intersts.


D. SEPARATE CLASSIFICATION OF OTHER SECURED CLAIMS.

     Although placed in one category for purposes of convenience, each Claim that is determined to be an Other Secured Claim against the Debtors shall be treated as though in a separate class for purposes of voting and receiving distributions under the Joint Plan.


                                  ARTICLE III

                       IDENTIFICATION OF IMPAIRED CLASSES
                         OF CLAIMS AND EQUITY INTERESTS


A. UNIMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS.

     Classes 1A, 1B, and 3 are not impaired under the Joint Plan.

B. IMPAIRED CLASSES OF CLAIMS.

     With the exception of the unimpaired classes specified in Article III.A of this Joint Plan, all classes of Claims and Equity Interests are impaired under the Joint Plan.

C. IMPAIRMENT CONTROVERSIES.

     If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or class of Equity Interests, is impaired under the Joint Plan within the meaning of Section 1124 of the Bankruptcy Code, the Bankruptcy Court shall, after notice and hearing, determine such controversy.


                                   ARTICLE IV

                 PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY
                     INTERESTS CLASSIFIED IN THE JOINT PLAN


     The classes of Claims and Equity Interests shall be treated as follows:

A. CLASS 1A (PRIORITY NON-TAX CLAIMS AGAINST PACKAGING).

     Each holder of an Allowed Priority Non-Tax Claim against Packaging shall receive on the Effective Date Cash in the amount of such holder's Allowed Priority Non-Tax Claim.

B. CLASS 1B (PRIORITY NON-TAX CLAIMS AGAINST LABS).

     Each holder of an Allowed Priority Non-Tax Claim against Labs shall receive on the Effective Date Cash in the amount of such holder's Allowed Priority Non-Tax Claim.

C. CLASS 2 (SOUTHTRUST CLAIM).

     1. Upon entry of the Confirmation Order, the SouthTrust Claim shall be Allowed in the amount of $28,257,857.67. SouthTrust shall retain the Liens, security interests and pledges securing its Claim as of the Filing
Date and, at the Closing on the Closing Date, the Loan Documents shall be amended and restated in their entirety pursuant to the Plan Documents. Pursuant to the Plan Documents, SouthTrust shall receive on the Closing Date:

     (a) Plan Note I;

     (b) Plan Note II;

     (c) the Siegel Guaranty;

     (d) A one-time Cash distribution equal to $250,000.00;

     (e) an assignment, as additional collateral securing Plan Note I and Plan
Note II, of all tax refunds due the Debtors and Affiliated Entities with respect to tax years prior to and including 1996:

     (f) the Patent Assignment; and

     (g) the other Plan Documents.

     2. Pursuant to this Joint Plan and the Plan Documents, SouthTrust shall receive the payments called for in Plan Note I and Plan Note II in the amounts and at the times set forth therein, and shall also receive (a) $500,000.00 of the proceeds of the tax refunds described in Section B.1.(e) of this Joint Plan, within seven Business Days after receipt thereof by any of the Debtors or Affiliated Entities, which amount will be applied against amounts outstanding under Plan Note II, and (b) one-half (1/2) of the proceeds derived from all Causes of Action of the Debtors and the Affiliated Entities, other than Vangard Labs, and 90% of the proceeds derived from Causes of Action of Vangard Labs.

     3. Unless a Major Default has occurred and is continuing, SouthTrust's liens and security interests in the Estate Assets other than Causes of Action shall be released upon (a) the payment of the Amortization Principal Amount of Plan Note I and all accrued interest thereon in accordance with the Plan Documents, (b) payment of all amounts owed under Plan Note II, and (c) SouthTrust's receipt of the Net Sales Proceeds from the sale of the Vangard Assets, as such terms are defined in the Vangard Plan.

     4. The SouthTrust Claim will be satisfied on and as of the tenth anniversary of the Closing Date, if, and only if, (a) the Amortization Principal Amount of Plan Note I, all accrued interest thereon, and all amounts owed under Plan Note II are fully paid in accordance with the Plan Documents,
(b) the Net Sales Proceeds from the sale of the Vangard Assets are paid to SouthTrust in accordance with the Vangard Plan, (c) all mandatory partial prepayments under Plan Note I resulting from Causes of Action or Capital Transactions (as defined in the Plan Documents) are fully paid in accordance with the Plan Documents, and (d) no Major Default shall have occurred and be continuing.

D. CLASS 3 (OTHER SECURED CLAIMS).

     Each Other Secured Claim, including the Allowed Secured Claim of the Pinellas County Tax Collector, will be dealt with as though a separate class and will be treated as follows. At the option of the Debtors, each holder of an Allowed Other Secured Claim, including Allowed Secured Claim of the Pinellas County Tax Collector, shall retain its lien and either be paid the full amount of its Allowed Other Secured Claim on the Effective Date, or the legal, equitable and contractual rights to which said Allowed Other Secured Claim entitles the holder thereof shall remain unaltered by the Joint Plan.

E. CLASS 4 (TAMPA PATHOLOGY CLAIM AGAINST LABS).

     As full and complete treatment for, and in full and complete settlement of, the Tampa Pathology Claim, Tampa Pathology shall receive, from Labs, the payments described in the Tampa Pathology Motion.

F. CLASS 5 (UNSECURED CLAIMS AGAINST PACKAGING).

     1. As full treatment for, and in full settlement of, the Allowed Class 5 Claims against Packaging, each holder of a Class 5 Allowed Claims shall receive one of the following, pursuant to the election described in Section F.2, below:

     (a) A one-time Cash payment in an amount equal to 15% of such Class 5 Allowed Claim, which shall be paid on the date which is six (6) months after the Effective Date;

     (b) An amount equal to 30% of such Class 5 Allowed Claim, payable as follows: (i) an amount equal to 5% of such Class 5 Allowed Claim on the first anniversary of the Effective Date, plus (ii) an amount equal to 5% of such Class 5 Allowed Claim on the second anniversary of the Effective Date, plus
(iii) an amount equal to 20% of such Class 5 Allowed Claim on the third anniversary of the Effective Date; or

     (c) An amount equal to 100% of such Class 5 Allowed Claim, payable as follows: (i) equal payments, each of which will be in an amount equal to 5% of such Class 5 Allowed Claim, commencing on the second anniversary of the Effective Date, and on each anniversary thereafter through and including the sixth anniversary of the Effective Date, plus (ii) equal payments, each of which will be in an amount equal to 15% of such Class 5 Allowed Claim, commencing on the seventh anniversary of the Effective Date, and on each anniversary thereafter through and including the eleventh anniversary of the Effective Date.

     2. In order to make an election to accept treatment (a), (b) or (c), each holder of a Class 5 Allowed Claim must indicate its election on the ballot which is attached to this Joint Plan and return it completed on or prior to the Ballot Date. In the event that any holder of a Class 5 Allowed Claim does not properly designate an election on its ballot, or does not return its ballot on or prior to the Ballot Date, such holder shall be deemed to have made the election to receive treatment of its Class 5 Allowed Claim in accordance with subparagraph (a), above.

G. CLASS 6 (UNSECURED CLAIMS AGAINST LABS).

     1. As full treatment for, and in full settlement of, the Allowed Class 6 Claims against Labs, each holder of a Class 6 Allowed Claim shall receive one of the following, pursuant to the election described in Section G.2, below:

     (a) A one-time Cash payment in an amount equal to 15% of such Class 6 Allowed Claim, which shall be paid on the date which is six (6) months after the Effective Date;

     (b) An amount equal to 30% of such Class 6 Allowed Claim, payable as follows: (i) an amount equal to 5% of such Class 6 Allowed Claim on the first anniversary of the Effective Date, plus (ii) an amount equal to 5% of such Class 6 Allowed Claim on the second anniversary of the Effective Date, plus
(iii) an amount equal to 20% of such Class 6 Allowed Claim on the third anniversary of the Effective Date; or

     (c) An amount equal to 100% of such Class 6 Allowed Claim, payable as follows: (i) equal payments, each of which will be in an amount equal to 5% of such Class 6 Allowed Claim, commencing on the second anniversary of the Effective Date, and on each anniversary thereafter through and including the sixth anniversary of the Effective Date, plus (ii) equal payments, each of which will be in an amount equal to 15% of such Class 6 Allowed Claim, commencing on the seventh anniversary of the Effective Date, and on each anniversary thereafter through and including the eleventh anniversary of the Effective Date.

     2. In order to make an election to accept treatment (a), (b) or (c), each holder of a Class 6 Allowed Claim must indicate its election on the ballot which is attached to this Joint Plan and return it completed on or prior to the Ballot Date. In the event that any holder of a Class 6 Allowed Claim does not properly designate an election on its ballot, or does not return its ballot on or prior to the Ballot Date, such holder shall be deemed to have made the election to receive treatment of its Class 6 Allowed Claim in accordance with subparagraph (a), above.

H. CLASS 7 (SUBORDINATED CLAIMS).

     The Claims of Insiders shall be subordinated to all other Claims and the holders of Insider Claims shall not receive any payments or distributions on account of such Claims until the SouthTrust Claim has been paid in full.

I. CLASS 8 (EQUITY INTERESTS).

     MTS, the holder of all Equity Interests in each of the Debtors, shall retain such Equity Interests by virtue of the provisions set forth herein.


                                  ARTICLE V

               PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS


A. ADMINISTRATIVE CLAIMS. All Administrative Claims shall be treated as follows:

     1. TIME FOR FILING ADMINISTRATIVE CLAIMS. The holder of an Administrative Claim, other than (i) a Fee Claim or (ii) a liability incurred and paid in the ordinary course of business by the Debtors, must file with the Bankruptcy Court and serve on the Debtors and their respective counsel, notice of such Administrative Claim within ten days after the Confirmation Date or such other date as the Bankruptcy Court may fix. Such notice must include at a minimum
(i) the name of the holder of the Claim, (ii) the amount of the Claim, and
(iii) the basis of the Claim. Failure to file this notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

     2. TIME FOR FILING FEE CLAIMS. Each Professional Person who holds or asserts an Administrative Claim that is a Fee Claim incurred before the Confirmation Date must file with the Bankruptcy Court and serve on all parties required to receive notice a Fee Application within 30 days after the Confirmation Date. The failure to file the Fee Application timely shall result in the Fee Claim being forever barred and discharged.

     3. ALLOWANCE OF ADMINISTRATIVE CLAIMS. An Administrative Claim with respect to which notice has been properly filed pursuant to Article V.A.1 of this Joint Plan shall become an Allowed Administrative Claim if no objection is filed within twenty days of the filing and service of notice of such Administrative Claim. If an objection is filed within such twenty-day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to Article V.A.2 of the Joint Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

     4. PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS. Each holder of an Allowed Administrative Claim shall receive (i) payment of the Allowed Administrative Claim on the Effective Date, or (ii) such other treatment as may be agreed upon by such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtors may be paid in the ordinary course of business.

B. PRIORITY TAX CLAIMS.

     All Allowed Priority Tax Claims shall be treated as follows. Each holder of an Allowed Priority Tax Claim remaining unpaid on the Confirmation Date shall receive at the sole option of Debtors (i) the amount of such holder's Allowed Priority Tax Claim in one Cash payment on the Effective Date; (ii) the amount of such holder's Allowed Priority Tax Claim, with post-confirmation interest thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Claim; or (iii) such other treatment as may be agreed by Debtors and such holder.

                                   ARTICLE VI

              ACCEPTANCE OR REJECTION OF THE JOINT PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS


A. CLASSES ENTITLED TO VOTE.

     Each impaired class of Claims or Equity Interests shall be entitled to vote separately to accept or reject the Joint Plan. Unimpaired classes of Claims or Equity Interests shall not be entitled to vote to accept or reject the Joint Plan.

B. CLASS ACCEPTANCE REQUIREMENT.

     A class of Claims shall have accepted the Joint Plan it if is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the holders of Claims in such class that have timely and properly voted on the Joint Plan. A class of Equity Interests shall have accepted the Joint Plan it if is accepted by at least two-thirds (2/3) in amount of the holders of Equity Interests in such class that have timely and properly voted on the Joint Plan.

                                  ARTICLE VII

                   MEANS FOR IMPLEMENTATION OF THE JOINT PLAN


A. ALLOWANCE OF CLAIMS.

     The SouthTrust Claim shall be deemed an Allowed Claim upon the entry of the Confirmation Order and shall not thereafter be subject to any further objection or dispute.

B. RESTRUCTURE OF SOUTHTRUST DEBT.

     1. This Joint Plan provides for the restructure of the debt on which the SouthTrust Claim is based, by amending and restating the Loan Documents in their entirety. The Plan Documents governing this restructuring are subject to SouthTrust's approval. As part of the restructuring, SouthTrust will retain its Liens, security interests and pledges and receive additional collateral.
On the Closing Date the Plan Documents will be executed and delivered. The Loan Documents shall remain in full force and effect except as amended and restated in accordance with the provisions of the Joint Plan.

     2. Upon their execution and delivery on the Closing Date, the Plan Documents shall be fully effective and, in the event of any inconsistency between the terms and conditions of this Joint Plan and those contained in any of the Plan Documents, the terms and conditions contained in the Plan Documents shall prevail.

C. OPERATION OF THE DEBTORS.

     The Debtors shall continue to operate and manage their affairs after the Confirmation Date. Todd Siegel will remain chairman and chief executive officer of the Debtors. John Stanton and Michael Conroy will continue to have day-to-day operational control or oversight of the Debtors' affairs.

D. VESTING.

     Immediately following the restructure of the SouthTrust Claim in the manner set forth in Article IV of this Joint Plan on the Closing Date, all of the Estate Assets shall vest in the Reorganized Debtors free and clear of all liens and encumbrances except the liens and encumbrances of SouthTrust and except as otherwise provided in this Joint Plan.

E. INCOME TAX REFUND.

     Siegel, MTS and the Debtors shall take all appropriate steps to timely complete and file with the U.S. Internal Revenue Service (and applicable state taxing authorities) appropriate requests for tax refunds for 1996 and all prior tax years. Within seven Business Days of receipt of such refunds by any of the Debtors or Affiliated Entities, the Debtors and the Affiliated Entities shall pay to SouthTrust a portion of the proceeds thereof equal to $500,000.00, which shall be applied to satisfy Plan Note II as provided herein.

F. COMPROMISE AND SETTLEMENT BETWEEN LABS AND TAMPA PATHOLOGY.

     Not less than 30 days prior to the Confirmation Hearing, Labs will file the Tampa Pathology Motion with the Bankruptcy Court and will request the approval of the compromise and settlement described therein between Labs and Tampa Pathology.

G. PAYMENT BY MTS TO RETAIN EQUITY INTERESTS; ISSUANCE OF MTS DEBENTURES.

     1. On or prior to the Closing Date, MTS shall pay to the Debtors the aggregate sum of $200,000.00, as needed or shall guaranty all Plan payments to unsecured creditors, in exchange for the retention by MTS of the Equity Interests in the Debtors. This sum, when paid to the Debtors, shall be used solely to fund Cash payments to the holders of Allowed Class 5 and Class 6 Claims and Allowed Administrative Expenses. In any event, MTS shall retain 100% equity interest in the Debtors.

     2. In order to fund the payment described in Section G.1, above, MTS may issue and sell certain debentures to an unrelated entity, which debentures will be subordinate in right of payment and in all other respects to the payment of the SouthTrust Claim, and will be secured by a second and subordinate pledge of the outstanding capital stock of the Debtors and all other subsidiary corporations of MTS, except Vangard Labs. Upon request of SouthTrust, the holder of such debentures will enter into a subordination agreement with SouthTrust containing terms and conditions acceptable in all respects to SouthTrust. In the event that such a subordination agreement is executed and delivered, it shall be included within the definition of Plan Documents in this Joint Plan.


                                  ARTICLE VIII

                       PROVISIONS GOVERNING DISTRIBUTIONS


A. DATE OF DISTRIBUTIONS.

     Any distributions and deliveries to be made under the Joint Plan on account of an Allowed Claim or Equity Interests shall be made on the Effective Date with respect to such Allowed Claim or Equity Interest, except that the Plan Documents and the initial Cash distribution to SouthTrust must be delivered on the Closing Date, and distributions to holders of Allowed Class 5 and Class 6 Claims shall be made on the dates set forth in Article IV, Sections
E. and F. of this Joint Plan.

B. DISTRIBUTIONS TO BE MADE BY DEBTORS.

     The Debtors shall make all distributions provided for in this Joint Plan.

C. MEANS OF CASH PAYMENT.

     Cash payments made pursuant to the Joint Plan shall be in U.S. funds, by check drawn on a domestic bank, or by wire transfer from a domestic bank.

D. DELIVERY OF DISTRIBUTIONS.

     Subject to Bankruptcy Rule 9010, distributions and deliveries to holders of Allowed Claims and Allowed Equity Interests shall be made at the address of each such holder as set forth on the proofs of claim or proofs of interest filed by such holders (or at the last known addresses of such holders if no proof of claim or proof of interest is filed or if the Debtors have been notified of a change of address), except as otherwise provided in this Article VIII.D of the Joint Plan. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Debtors, are notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions (the "Undeliverable Funds") shall be returned to the Debtors, until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the one hundred and eightieth (180th) day following the Confirmation Date. After such date, all Claims in respect of Undeliverable Funds shall be discharged and forever barred.

E. DISTRIBUTIONS UNDER FIVE DOLLARS.

     No distribution of less than five dollars ($5.00) shall be made by the Debtors to the holder of any Claim unless a request therefor is made in writing to the Debtors. If, as a result of this provision, an interim distribution is not made to any holder of a Claim, such holder nevertheless shall receive subsequent interim or final distributions from the Estates provided that the aggregate amount of such holder's previous unpaid distributions plus the amount of the interim or final distribution then to be made is not less than five dollars ($5.00).

F. TIME BAR TO CASH PAYMENTS.

     Checks issued by the Debtors, in respect of Allowed Claims shall be null and void if not negotiated within ninety days after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Debtors by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the 180th day following one hundred fifty days after the date of issuance of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

G. DISPOSITION OF UNDELIVERABLE FUNDS.

     All Undeliverable Funds not claimed by the deadlines set forth in Article VIII.D and .F above shall be distributed by the Debtors to creditors in accordance with the terms and provisions of Article IV of this Joint Plan.


                                 ARTICLE IX

             PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS

A. OBJECTION DEADLINE.

     As soon as practicable, but in no event later than the Objection Deadline, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

B. NO DISTRIBUTIONS PENDING ALLOWANCE.

     Notwithstanding any other provision of the Joint Plan, no payment or distribution shall be made with respect to any Claim to the extent it is a Contested Claim unless and until such Contested Claim becomes an Allowed Claim.

C. DISTRIBUTIONS AFTER ALLOWANCE.

     Payments and distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Joint Plan governing the class of Claims to which the respective holder belongs.



                                  ARTICLE X

            TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES


A. REJECTED IF NOT ASSUMED.

     The Joint Plan constitutes and incorporates a motion to reject all prepetition executory contracts and unexpired leases within the meaning of
Section 365 of the Bankruptcy Code to which the Debtors are a party, except for an executory contract or lease that: (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court; or (b) will be furnished ten (10) days prior to Confirmation; or (c) is the subject of a motion to assume or reject that is pending before the Bankruptcy Court on the Confirmation Date. The Confirmation Order shall automatically constitute the approval, effective as of the Effective Date, of such rejections and assumptions of executory contracts and leases. Any monetary amounts by which the contracts and leases to be assumed under the Joint Plan are in default shall be satisfied by delivery of a single Cash payment on the Effective Date.

B. BAR TO REJECTION DAMAGES.

     If the rejection of any executory contract or unexpired lease by operation of the Confirmation Order or otherwise results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, their Estates or their properties or agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before thirty days after entry of the Confirmation Order.


                                   ARTICLE XI

                           CONDITIONS TO CONFIRMATION


     The Joint Plan shall not be effective until the following conditions have been either satisfied or waived in writing by SouthTrust:

     1. Each of the Plan Documents, the transactions contemplated therein, and all of the terms and conditions contained therein, shall have been approved in all respects by the Bankruptcy Court, and the Bankruptcy Court shall have authorized the Affiliated Entities and Siegel to execute and deliver the Plan Documents to which they are parties on the Closing Date;

     2. The Closing shall have occurred on the Closing Date;

     3. The Confirmation Order providing for the waiver of rights and relief from the automatic stay described in Article XII, and described in more detail in the Plan Documents, and the order approving the Plan Documents as provided in section 1, above (the "Plan Documents Order"), shall have been signed by the Bankruptcy Court and duly entered on the docket in the Chapter 11 Cases by the clerk of the Bankruptcy Court, in each case in form and substance acceptable to SouthTrust;

     4. No appeal or stay of the Confirmation Order or the Plan Documents Order shall have occurred;

     5. Vangard Labs shall have been authorized by the Bankruptcy Court to execute the Plan Documents and to enter into the transactions contemplated therein and shall have executed and delivered the Plan Documents; and

     6. The Tampa Pathology Motion shall have been approved by the Bankruptcy Court in an order, in form and substance acceptable to SouthTrust, and no appeal or stay with respect to such order shall have occurred.


                                 ARTICLE XII

                          WAIVER OF CERTAIN RIGHTS


     In addition to the other provisions to be contained therein, Plan Note I, Plan Note II and certain of the other Plan Documents will contain provisions, in form and substance acceptable to SouthTrust in all respects, under which (i) the Debtors, the Affiliated Entities and Siegel will agree that, upon the occurrence of a Major Default and the expiration of any applicable cure period, they will not be entitled to take any action to seek to stop or stay any foreclosure or other exercise of legal or equitable rights and remedies by the holder of Plan Note I or Plan Note II, and (ii) in the event that (a) any bankruptcy case is filed by or against any of the Debtors, the Affiliated Entities or Siegel, or which otherwise has jurisdiction over the SouthTrust Claim, Plan Note I, Plan Note II, or the other Plan Documents, and (b) any such bankruptcy case, or any action or omission by any of the Debtors, the Affiliated Entities or Siegel in connection therewith (including, without limitation, any failure to timely comply with their payment or other obligations under the Plan Documents or under this Joint Plan) impairs, or affects adversely the Collateral or the rights and remedies of SouthTrust, then SouthTrust will automatically be entitled to relief from the automatic stay provisions of Section 362 of the Bankruptcy Code or any successor or similar law, and the debtor in any such bankruptcy case shall, and shall be deemed to, consent and agree not to oppose the filing by such holder of a motion for such relief.

     Nothing contained in the Plan Documents or in this Article XII shall be construed or deemed to preclude the exercise by SouthTrust of any and all remedies available at law or in equity upon any default or event of default under Plan Note I, Plan Note II, or the related Plan Documents.


                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS


A. NOTICE OF ENTRY OF CONFIRMATION ORDER AND RELEVANT DATES.

     Promptly upon entry of the Confirmation Order, the Debtors shall serve on all parties in interest, all holders of Claims, and all holders of Equity Interests, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Joint Plan, including, but not limited to, the deadline for filing notice of Administrative Claims (Article V.A. hereof), and the deadline for filing rejection damage claims (Article X.B. hereof).

B. COMPLIANCE WITH TAX REQUIREMENTS.

     In connection with the Joint Plan, the Debtors shall comply with all applicable withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements.

C. COMPLIANCE WITH ALL APPLICABLE LAWS.

     If notified by any governmental authority that they are in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its business, the Debtors shall take whatever action as may be required to comply with such law, rule, regulation, or order; provided, that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith, and, if appropriate, an adequate reserve for such requirement has been set aside.

D. DISCHARGE OF CLAIMS.

     Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Joint Plan and the payments and distributions to be made hereunder shall be in complete exchange for, and in full satisfaction, discharge and release of, all existing debts and Claims of any kind, nature or description whatsoever against the Debtors or any of their assets or property; and upon the Effective Date, all existing Claims against the Debtors shall be, and shall be deemed to be, exchanged, satisfied, discharged and released in full; and all holders of Claims shall be precluded from asserting against the Debtors, or any of their assets or property, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder filed a proof of claim.

E. EFFECT OF CONFIRMATION ORDER.

     Except as provided for in the Joint Plan, the Confirmation Order shall be a judicial determination of discharge of the Debtors effective as of the Effective Date, to the extent permitted by section 1141 of the Bankruptcy Code, from all debts that arose before the Confirmation Date and any liability on a Claim that is determined under section 502 of the Bankruptcy Code as if such Claim had arisen before the Effective Date, whether or not a proof of claim based on any such date or liability is filed under section 501 of the Bankruptcy Code and whether or not a Claim based on such debt or liability is allowed under section 502 of the Bankruptcy Code.

F. NO DISCHARGE OF NON-DEBTOR OBLIGATIONS.

     Except as otherwise expressly provided in the Plan Documents, nothing contained in this Joint Plan shall be deemed to affect the liabilities, obligations or property of any Person or entity who may be obligated on a Claim against the Debtors by virtue of a guaranty agreement or otherwise. Specifically, this Joint Plan shall not affect, or prejudice SouthTrust's rights to pursue the obligations and liabilities of the Affiliated Entities or any guarantor to SouthTrust under any promissory note, guaranty, security agreement, assignment or pledge of collateral or similar loan document.

G. PAYMENT OF STATUTORY FEES.

     All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid on or before the Effective Date.

H. BINDING EFFECT.

     The Joint Plan shall be binding upon and inure to the benefit of the Debtors, the holders of all Claims, the holders of all Equity Interests, and their respective successors and assigns.

I. NOTICES.

     Any notice required or permitted to be provided under the Joint Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

                        Domenic L. Massari, III, Esq.
                        Massari & Bell, P.A.
                        One Urban Centre, Suite 875
                        4830 West Kennedy Boulevard
                        Tampa, Florida  33609

                        With a copy to:

                        Todd E. Siegel
                        12920 Automobile Boulevard
                        Clearwater, Florida  34622

                        and

                        John Stanton
                        P.O. Box 24567
                        Tampa, Florida  33623

J. GOVERNING LAW.

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the internal laws of the State of Florida shall govern the construction and implementation of the Joint Plan; provided, that the Plan Documents shall be governed by and construed in accordance with the law of the State of Alabama without regard to principles of conflicts of laws.

K. TRANSFER TAXES.

     The transfer of any Estate Assets, including the transfers embodied in the Plan Documents or the Loan Documents and the making or delivery of any instrument of transfer pursuant to this Joint Plan, including deeds and articles of transfer, shall not be taxed under any law imposing a stamp tax, transfer tax, sales tax, or similar tax, pursuant to section 1146(c) of the Bankruptcy Code.



                                  ARTICLE XIV
                           RETENTION OF JURISDICTION


A. RETENTION OF JURISDICTION.

     The Bankruptcy Court shall retain and have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Joint Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

     (1) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

     (2) To determine any and all pending adversary proceedings, applications, and contested matters;

     (3) To ensure that distributions to holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Allowed Unsecured Claims, Allowed Secured Claims (including in particular the SouthTrust Claim), and Allowed Equity Interests are accomplished as provided herein;

     (4) To hear and determine any timely objections to Administrative Claims or to proofs of Claim and Equity Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Contested Claim or Equity Interest, in whole or in part;

     (5) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

     (6) To issue such orders in aid of execution of the Joint Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

     (7) To consider any modifications of the Joint Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     (8) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code incurred prior to the Effective Date;

     (9) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Joint Plan;

    (10) To recover all assets of the Debtors and property of the Estate, where located;

    (11) To enforce and interpret the terms and conditions of the Plan Documents, including, without limitation, the waivers and agreements contained in the Plan Documents and described in Article XII of this Joint Plan;

    (12) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

    (13) To hear any other matter not inconsistent with the Bankruptcy Code;
and

    (14) To enter a final decree closing the Chapter 11 Cases.

B. MODIFICATION OF THE JOINT PLAN.

     Modifications of the Joint Plan may be proposed in writing by the Debtors at any time before confirmation, provided that the Joint Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Joint Plan may be modified at any time after confirmation and before substantial consummation, provided that the Joint Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Joint Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications. A holder of a Claim or Equity Interest that has accepted or rejected the Joint Plan shall be deemed to have accepted or rejected, as the case may be, such plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.


     Dated this 12th day of July, 1996.

                               Respectfully submitted,

                               MEDICAL TECHNOLOGY LABORATORIES,
                                      INC.


                               By:  /s/ TODD E. SIEGEL
                                    ----------------------------

                               Its:  President
                                    ----------------------------


                               MTS PACKAGING SYSTEMS, INC.


                               By:  /s/ TODD E. SIEGEL
                                    ----------------------------

                               Its:  President
                                    ----------------------------



OF COUNSEL:

DOMENIC L. MASSARI, III
MASSARI & BELL, P.A.
One Urban Centre, Suite 875
4830 West Kennedy Boulevard
Tampa, Florida 33609
(813) 282-3255